Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cvent, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-190892, No. 333-197999 and No. 333-202786) on Form S-8 of Cvent, Inc. of our report dated February 29, 2016, with respect to the consolidated balance sheets of Cvent, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, which report appears in the December 31, 2015 annual report on Form 10-K of Cvent, Inc.

/s/ KPMG LLP
McLean, Virginia
February 29, 2016